Exhibit 10.32
Form of Addendum to Incentive Stock Option Agreement
with
Certain Officers with Employment Agreements
      [In accordance with the employment agreements of Messrs. Blair, Naughton, Sargeant and Horey, the Company enters into the following addendum to all Incentive Stock Option Agreements with such individuals.]
     This Addendum to Incentive Stock Option Agreement is dated as of                     .
     Reference is made to the following agreement (the “Unmodified Incentive Stock Option Agreement”):
Incentive Stock Option Agreement between                      (“Employee”) and AvalonBay Communities, Inc. (“AvalonBay”), dated                     , with respect to                stock options (the “Options”) having an exercise price of $___.
Capitalized terms used herein and not defined herein have the meanings set forth in the Unmodified Incentive Stock Option Agreement.
     For the convenience of AvalonBay, the Unmodified Incentive Stock Option Agreement is in a standard format commonly used by AvalonBay. However, this Addendum to Incentive Stock Option Agreement (the “Addendum”) contains one or more provisions (the “Modifications”) approved by the Board of Directors of AvalonBay (the “Board”) that are inconsistent with the terms of the Unmodified Incentive Stock Option Agreement. The Board approved the Modifications at the time it approved the grant of the Options to Employee, and for ease of administration the Company is documenting the grant of the Options with the Modifications by entering into the Unmodified Incentive Stock Option Agreement and this Addendum.
     NOW, THEREFORE, intending to be legally bound and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AvalonBay and Employee agree as follows:
If, pursuant to the terms of the Employee’s current Employment Agreement between the Company and Employee (the “Employment Agreement”) or pursuant to the terms of a successor agreement or arrangement (other than the Unmodified Incentive Stock Option Agreement), the vesting of Employee’s stock options is accelerated upon the termination of his employment, then the following shall apply: any Option then held by Employee may be exercised, to the extent exercisable on the date of termination (after giving effect to accelerated vesting), for a period of (i) in the case of termination by death of the employee, ___(_) years from the date of termination, or until the Expiration Date, if earlier, and (ii) in the case of termination for any reason other than death resulting in accelerated vesting, one (1) year from the date of termination, or until the Expiration Date, if earlier.
For clarification it is noted that the terms of the preceding paragraph will not apply if vesting of Employee’s stock options is not accelerated upon a termination of employment (e.g., if he voluntarily resigns without a Constructive Termination without Cause, as defined in the Employment Agreement). In such cases, the period of time following termination in which the Options must be exercised will be determined by the Unmodified Incentive Stock Option Agreement.

To the extent that any terms in the Employment Agreement are more favorable to Employee than the terms of the Unmodified Stock Option Agreement, the terms of the Employment Agreement shall govern.
     Except as stated above, the terms of the Unmodified Incentive Stock Option Agreement apply in full to the Options.

AVALONBAY COMMUNITIES, INC.

By:
Name:
Title:
     Receipt is hereby acknowledged of a copy of the Company’s Plan, the Unmodified Incentive Stock Option Agreement and this Addendum. The undersigned agrees to be bound by the terms and conditions of the Plan, the Unmodified Incentive Stock Option Agreement and this Addendum.

Optionee:

Address:

2